Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

International Stem Cell Corporation

Los Angeles, California

We hereby consent to the use in the Prospectus constituting a part of this amended Registration Statement of our report dated March 30, 2007 (except for notes 6 and 9, as to which the date is June 18, 2007 and notes 1, 8 and 11, as to which the date is July 2, 2007) relating to the financial statements of International Stem Cell Corporation, formerly known as BTHC III, Inc., as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and members’ deficit and cash flows for each of the years then ended and for the period from inception (August 17, 2001) through December 31, 2006 which is contained in that Prospectus. Our report contains an explanatory paragraph regarding International Stem Cells’ ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Vasquez & Company LLP

Los Angeles, California July 9, 2007